Exhibit 99.1

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB AMENDS CHAMPION ACQUISITION AGREEMENT

Ecolab will not acquire downstream portion of the business

ST. PAUL, Minn., December 3, 2012 - Ecolab Inc. announced it has amended its acquisition agreement with Permian Mud Service, the parent company of Champion Technologies and Corsicana Technologies (hereafter collectively referred to as Champion), such that Champion’s downstream process and water solutions business will be spun-off to Permian’s shareholders prior to the acquisition by Ecolab, and Ecolab will not acquire those specific operations.  2011 sales for the downstream business, which primarily serves refineries, were approximately $50 million.

Accordingly, the value of the transaction will be reduced to $2.16 billion from $2.2 billion, subject to further adjustment as provided in the acquisition agreement.   Ecolab believes the amendment will not have a significant impact on the deal economics, and continues to expect the transaction to deliver approximately $0.12 accretion to adjusted diluted earnings per share in 2013 increasing to approximately $0.50 per share by 2016.

Ecolab continues to expect closing of the Champion acquisition to occur by year-end 2012, subject to regulatory clearance and other customary closing conditions.

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. More Ecolab news and information is available at www.ecolab.com.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding expected earnings per share accretion from the Champion acquisition, deal economics and the expected timing of completion of the Champion acquisition. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this

-more-

communication. These risks and uncertainties include (i) the risk that the regulatory approvals or clearances required for the acquisition may not be obtained, or that required regulatory approvals may delay the acquisition or result in the imposition of conditions that could have a material adverse effect on the company or cause the company to abandon the acquisition, (ii) the risk that the conditions to the closing of the acquisition may not be satisfied, (iii) the risk that a material adverse change, event or occurrence may affect the company or Champion prior to the closing of the acquisition and may delay the acquisition or cause the company to abandon the acquisition, (iv) problems that may arise in successfully integrating the businesses of the company and Champion, which may result in the combined business not operating as effectively and efficiently as expected, (v) the possibility that the acquisition may involve unexpected costs, unexpected liabilities or unexpected delays, (vi) the risk that the businesses of the company or Champion may suffer as a result of uncertainty surrounding the acquisition and (vii) the risk that disruptions from the transaction will harm relationships with customers, employees and suppliers. In particular, the ultimate results of any Champion integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the integration and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-Q, our current report on Form 8-K filed October 12, 2012 and the company’s other public filings with the Securities and Exchange Commission (the “SEC”) and include our ability to integrate Nalco and realize the anticipated benefits of the acquisition as well as to close and integrate the proposed acquisition of Champion; our ability to attract and retain high caliber management talent to lead our business; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to execute key business initiatives; vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; our ability to develop competitive advantages through innovation; our substantial indebtedness; information technology systems failures; the ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

###

Investor Contacts:

Michael Monahan

651.293.2809

or

Lisa Curran

651.293.2185

December 3, 2012

(ECL-A)